EXHIBIT 5.1


                             Snow Becker Krauss P.C.
                                605 Third Avenue
                          New York, New York 10158-0125


                               September 13, 2000





Twin Lakes, Inc.
1700 W. Horizon Ridge Parkway
Henderson, Nevada 89012

Ladies and Gentlemen:

     You have requested our opinion with respect to the offer and sale by Twin Lakes, Inc., a Nevada corporation (the "Company"), pursuant to a Registration Statement (the "Registration Statement") on Form SB-2 under the Securities Act of 1933, as amended (the "Act"), of 1,000,000 shares of Common Stock (the "Company Shares"), 200,000 Class A Redeemable Common Stock Purchase Warrants (the "Company Class A Warrants") and 200,000 Class B Redeemable Common Stock Purchase Warrants (the "Company Class B Warrants") being registered on behalf of the Company and 5,000,000 shares of Common Stock (the "Selling Securityholder Shares" and, together with the Company Shares, the "Shares"), 1,000,000 Class A Redeemable Common Stock Purchase Warrants (the "Selling Securityholder Class A Warrants" and, together with the Company Class A Warrants, the "Class A Warrants") and 1,000,000 Class B Redeemable Common Stock Purchase Warrants (the "Selling Securityholder Class B Warrants" and, together with the Company Class B Warrants, the "Class B Warrants" and, together with the Class A Warrants, the "Warrants") being registered on behalf of the selling securityholders referred to in the Registration Statement (the "Selling Securityholders").

     We have examined original, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of executive officers and responsible employees and agents of the Company and of the Selling Securityholders.



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     Based on the  foregoing,  it is our opinion  that (i) all of the Shares and
Warrants have been duly authorized; (ii) 3,000,000 of the Selling Securityholder Shares and the Selling Securityholder Class A Warrants are validly issued, fully paid and non-assessable; (iii) the Company Shares, the Company Warrants, 2,000,000 remaining Selling Securityholder Shares and all of the Selling Securityholder Class B Warrants when issued, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name as your counsel in connection with the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                            Very truly yours,



                                            SNOW BECKER KRAUSS P.C.